Exhibit 10.2

PURCHASE AGREEMENT
among
HH ENZ HOLDINGS, LTD.
and
CAVELLO BAY REINSURANCE LIMITED
July 15, 2021

PURCHASE AGREEMENT
This Purchase Agreement (this “Agreement”) is dated as of July 15, 2021, by and among HH ENZ Holdings, Ltd., a Cayman Islands exempted company (“HH ENZ”), and Cavello Bay Reinsurance Limited, a Bermuda exempted company (“Cavello”).
RECITALS
WHEREAS, HH ENZ is the beneficial owner of 839,081 shares, par value $1.00 share, of Enhanzed Reinsurance Ltd. (the “Company,” and such shares, the “Shares”); and
WHEREAS, HH ENZ desires to sell to Cavello, and Cavello desires to acquire from HH ENZ, all of the Shares, as more specifically provided herein (such sale and acquisition, the “Transaction”).
NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
ARTICLE I
DEFINITIONS
1.1    Definitions. In addition to the terms defined elsewhere in this Agreement, for all purposes of this Agreement, the following terms have the meanings indicated in this Section 1.1:
“Applicable Law” means, with respect to any Person, all provisions of Law that apply to such Person and such Person’s activities, assets and property.
“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York, Hong Kong, Cayman Islands or Hamilton, Bermuda are authorized or required by Applicable Law to close.
“Closing Date” means the date on which the Closing occurs.
“Governmental Authority” means any international, supranational or national government, any state, provincial, local or other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission, court, tribunal or arbitrator, or any self-regulatory organization.
“Law” means any treaty, code, statute, law (including common law), rule, regulation, convention, ordinance, order, regulatory policy statement or similar guidance, binding directive or decree of any Governmental Authority.
“Liens” means a lien, charge, security interest, encumbrance, right of first refusal, preemptive right, restriction or limitation of any kind, whether arising by agreement, operation of Law or otherwise, except for any lien, charge, security interest, encumbrance, right of first refusal, preemptive right, restriction or limitation pursuant to any Applicable Law or the organizational or governance documents of the Company.
“Permit” means any consent, franchise, license, approval, authorization, registration, certificate, certification or permit issued or granted by any Governmental Authority.

“Person” means any individual, partnership, firm, corporation, association, trust, unincorporated organization, joint venture, limited liability company, limited partnership or other entity.
“SEC” means the Securities and Exchange Commission.
ARTICLE II
PURCHASE AND SALE
2.1    Agreement to Purchase. At the Closing, Cavello shall pay to HH ENZ $228,726,767 (the “Closing Payment”) and HH ENZ shall, in exchange thereof, sell to Cavello, all of the Shares, free and clear of all Liens. The Closing Payment shall be subject to adjustment following the Closing as provided in Section 2.5.
2.2    Closing. The closing of the Transaction (the “Closing”) shall occur promptly after the satisfaction of the conditions set forth in Section 2.4 (other than conditions that, by their nature, are to be satisfied by actions taken at the Closing, but subject to the satisfaction or waiver of those conditions at such time), and in any event within five Business Days following the satisfaction thereof, or at such other date and time as the parties shall mutually agree in writing. The Closing shall occur at 10:00 a.m. Eastern Time at the offices of Hogan Lovells US LLP, 1735 Market Street, Philadelphia, PA 19103, or such other location or time as the parties shall mutually agree.
2.3    Deliveries.
(a)    On the Closing Date, Cavello shall deliver or cause to be delivered to HH ENZ the following:
(i)    the Closing Payment by wire transfer of immediately available funds to an account designated by HH ENZ on Schedule 1; and
(ii)    a certificate signed by a duly authorized officer of Cavello certifying that the conditions set forth in Sections 2.4(b)(i) and (ii) have been satisfied.
(b)    On the Closing Date, HH ENZ shall deliver or cause to be delivered to Cavello the following:
(i)    a duly executed share transfer form in favor of Cavello for the transfer of all of the Shares in the form attached as Exhibit A hereto and any certificates representing such Shares; and
(ii)    a certificate signed by a duly authorized officer of HH ENZ certifying that the conditions set forth in Sections 2.4(a)(i) and (ii) have been satisfied.
2.4    Closing Conditions.
(a)    The obligations of Cavello hereunder in connection with the Closing are subject to the following conditions being met:
(i)    the accuracy in all material respects on the Closing Date of the representations and warranties of HH ENZ contained herein (except (A) to the extent expressly made as of an earlier date, in which case only as of such date, and (B) for the representations and warranties in Section 3.2(c), which must be accurate in all respects on the Closing Date);

(ii)    all obligations, covenants and agreements of HH ENZ under this Agreement required to be performed at or prior to the Closing Date shall have been performed in all material respects;
(iii)    the delivery by HH ENZ of the items set forth in Section 2.3(b) of this Agreement; and
(iv)    receipt of the approvals to effect the Transaction from the applicable regulators in the jurisdictions set forth on Exhibit B hereto.
(b)    The obligations of HH ENZ hereunder in connection with the Closing are subject to the following conditions being met:
(i)    the accuracy in all material respects on the Closing Date of the representations and warranties of Cavello contained herein (except to the extent expressly made as of an earlier date, in which case only as of such date);
(ii)    all obligations, covenants and agreements of Cavello under this Agreement required to be performed at or prior to the Closing Date shall have been performed in all material respects; and
(iii)    the delivery by Cavello of the items required to be delivered to HH ENZ set forth in Section 2.3(a) of this Agreement.
2.5    Post-Closing Adjustment to Closing Payment.
(a)    As soon as practicable, but no later than August 31, 2021, Cavello shall deliver to HH ENZ the unaudited balance sheet of the Company as of June 30, 2021 (the “Final Balance Sheet”), which shall be prepared in accordance with U.S. generally accepted auditing principles, using the same accounting principles, methods, policies, practices and procedures as were used by the Company in preparing its audited balance sheet as of December 31, 2020, together with reasonable supporting documentation therefor. For a period of 30 days after delivery of the Final Balance Sheet (the “Review Period”), HH ENZ and its accountants and other representatives shall be permitted reasonable access at reasonable times to review the Company’s books and records and any work papers to the extent reasonably related to the review of the Final Balance Sheet. HH ENZ and its accountants and other representatives may make inquiries of Cavello, and its accountants and employees regarding questions concerning or disagreements with the Final Balance Sheet arising in the course of their review thereof, and Cavello shall use its, and shall cause the Company to use its, commercially reasonable efforts to cause their respective accountants and employees to cooperate with and respond to such inquiries during the Review Period. HH ENZ may dispute the Final Balance Sheet by delivering a written notice of specifically disputed items (a “Balance Sheet Dispute Notice”) to Cavello on or prior to the end of the Review Period. Cavello and HH ENZ shall use commercially reasonable efforts to resolve any such dispute during the 30-day period commencing on the date Cavello receives the Balance Sheet Dispute Notice. If such disputed matters are resolved within such 30-day period, then the Final Balance Sheet, with such changes as are agreed in writing between Cavello and HH ENZ, shall be deemed final, conclusive and binding on the parties for all purposes. If Cavello and HH ENZ do not obtain a final resolution within such 30-day period, then the items in dispute shall be submitted promptly to KPMG Audit Limited or, if KPMG Audit Limited declines such engagement, another internationally-recognized accounting firm reasonably agreed to by Cavello and HH ENZ (the “Accounting Firm”) for resolution. The Accounting Firm shall be instructed to render a determination, acting as an accounting expert and not an arbitrator, of the applicable dispute and the resulting Final Balance Sheet within 30 days (or such other period of time as may be reasonably required by the Accounting Firm) after engagement of the Accounting Firm with respect to the dispute, which determination must be in writing and must set forth, in reasonable detail, the basis therefor. The determination of the Accounting Firm shall be conclusive, binding and non-appealable upon Cavello and HH ENZ. If HH ENZ does not deliver a Balance Sheet Dispute Notice within 30 days of receiving the Final Balance Sheet, then the Final Balance Sheet shall be deemed to have been accepted by HH ENZ. At any time prior to the end of the Review Period, HH ENZ may also confirm that it accepts the Final Balance Sheet upon written notice to Cavello, and the Review Period shall be deemed to have ended as of the date of such notice.
(b)    In the event that Cavello and HH ENZ submit any unresolved objections to the Accounting Firm for resolution as provided in Section 2.5(a), the fees, costs and expenses of the Accounting Firm (i) shall be paid by Cavello in the proportion that the aggregate dollar amount of such disputed items so submitted that are successfully disputed by HH ENZ (as finally determined by the Accounting Firm) bears to the aggregate dollar amount of all such items so submitted and (ii) shall be paid by HH ENZ (or HH ENZ shall cause one of its affiliates to pay) in the proportion that the aggregate dollar amount of such disputed items so submitted that are unsuccessfully disputed by HH ENZ (as finally determined by the Accounting Firm) bears to the aggregate dollar amount of all such items so submitted.
(c)    After the Final Balance Sheet has been finally determined pursuant to Section 2.5(a), an amount equal to 90% of the total shareholders’ equity reflected on the Final Balance Sheet (being the difference of total assets minus total liabilities) shall be multiplied by 27.7% with such product being the “Final Closing Payment.” If the Closing occurs before the Final Balance Sheet has been finally determined pursuant to Section 2.5(a) and the Final Closing Payment is greater than the Closing Payment, Cavello shall promptly wire such difference to the account designated by HH ENZ in immediately available funds. If the Closing occurs before the Final Balance Sheet has been finally determined pursuant to Section 2.5(a) and the Final Closing Payment is less than the Closing Payment, HH ENZ shall (or shall cause one of its affiliates to) wire such difference to the account designated by Cavello in immediately available funds. If the Closing occurs after the Final Balance Sheet has been finally determined pursuant to Section 2.5(a), the Final Closing Payment shall be substituted for the Closing Payment at the Closing and there shall be no adjustment to such payment after the Closing.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
3.1    Representations and Warranties of Cavello. Cavello hereby represents and warrants as of the date hereof and as of the Closing Date to HH ENZ as follows:
(a)    Existence; Good Standing. Cavello has been duly organized and is validly existing as an exempted company in good standing under the laws of Bermuda and has all requisite power and authority to own and operate its properties and to conduct its business as conducted as of the date hereof.
(b)    Authorization, Authority and Enforceability. This Agreement has been duly authorized, executed and delivered by Cavello. Cavello has full right, power and authority to enter into and perform its obligations under this Agreement. Assuming the due authorization, execution and delivery of this Agreement by HH ENZ, this Agreement constitutes a legal, valid and binding obligation of Cavello enforceable against Cavello in accordance with its terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally.
(c)    No Conflict. The execution, delivery and performance by Cavello of this Agreement do not and will not, assuming the accuracy of the representations and warranties of HH ENZ contained herein and the approval of the Transaction by the applicable regulators in the jurisdictions set forth on Exhibit B hereto, (i) violate any provision of any Law or Permit applicable to Cavello, (ii) result in a violation or breach of any provision of the Memorandum of Association or Bye-Laws of Cavello, or (iii) require any consent, approval or notice (other than those previously obtained or given) under any material contract to which Cavello is a party, except in the case of clauses (i) and (iii) where any such violation or failure to receive consent or approval or to provide notice would not be, individually or in the aggregate, reasonably expected to materially delay or materially adversely impact the Transaction.
(d)    Financing. Cavello has, and will have at the Closing, sufficient cash and other liquid assets on hand, or other sources of immediately available funds, to enable it to make the Closing Payment.
(e)    Brokers. There is no broker, finder or other party that is entitled to receive from Cavello any brokerage or finder’s fee or other fee or commission as a result of any of the transactions contemplated by this Agreement.
(f)    Sophistication. Cavello has sufficient knowledge, sophistication and experience in financial and business matters so as to be able to evaluate the risks and merits of the acquisition of the Shares in the Transaction.
(g)    Information. Cavello acknowledges that (i) Cavello has taken full responsibility for determining the scope of its investigation of the Company and for the manner in which such investigation has been conducted, and has, as of the date hereof, examined the Company to its full satisfaction; and (ii) the purchase price for the Shares represents a negotiated price between sophisticated parties. Cavello further acknowledges that HH ENZ has access to (and may be or is in possession of) information about the Company and the value of the Shares (which may include material, non-public information) that may be or is material and superior to the information available to Cavello and that Cavello does do not have access to such information. Cavello acknowledges and agrees that, except for the representations, warranties, covenants and agreements expressly set forth in this Agreement (subject to the terms and conditions hereof), neither HH ENZ nor the Company will have any liability arising from the transactions contemplated by this Agreement, including any liability under any securities or other laws, rules and regulations, and Cavello expressly waives and releases HH ENZ, the Company and their respective directors, officers and affiliates from any and all such liabilities, other than in the case of fraud under Applicable Law.
(h)    Reliance. Cavello acknowledges that HH ENZ is relying on the representations, warranties, agreements and acknowledgments of Cavello set forth in this Agreement in engaging in the Transaction, and would not engage in such Transaction in the absence of such representations, warranties, agreements and acknowledgements.
3.2    Representations and Warranties of HH ENZ. HH ENZ hereby represents and warrants as of the date hereof and as of the Closing Date to Cavello as follows:
(a)    Existence; Good Standing. HH ENZ is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization or formation and have all requisite power and authority to own and operate its properties and to conduct its business as conducted as of the date hereof.
(b)    Authorization, Authority and Enforceability. This Agreement has been duly authorized, executed and delivered by HH ENZ. HH ENZ has full right, power and authority to enter into and perform its obligations under this Agreement. Assuming the due authorization, execution and delivery of this Agreement by Cavello, this Agreement constitutes a legal, valid and binding obligation of HH ENZ enforceable against HH ENZ in accordance with its terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally.
(c)    Title to Shares. HH ENZ is the sole beneficial owner of, and has good and marketable title to, the Shares, free and clear of all Liens. At the Closing, HH ENZ shall deliver to Cavello good and marketable title to such Shares, free and clear of all Liens.
(d)    No Conflicts. The execution, delivery and performance by HH ENZ of this Agreement do not and will not, assuming the accuracy of the representations and warranties of Cavello contained herein, (i) violate any provision of any Law or Permit applicable to HH ENZ, (ii) result in a violation or breach of any provision of the organizational documents of HH ENZ, or (iii) require any consent, approval or notice (other than those previously obtained or given) under any material contract to which HH ENZ is a party, except in the case of clauses (i) and (iii) where any such violation or failure to receive consent or approval or to provide notice would not reasonably be expected to materially delay or materially adversely impact the Transaction.
(e)    Brokers. There is no broker, finder or other party that is entitled to receive from HH ENZ any brokerage or finder’s fee or other fee or commission as a result of any of the transactions contemplated by this Agreement.
(f)    Sophistication. HH ENZ has sufficient knowledge, sophistication and experience in financial and business matters so as to be able to evaluate the risks and merits of the disposition of the Shares by HH ENZ in the Transaction.
(g)    Information. HH ENZ acknowledges that (i) HH ENZ has taken full responsibility for determining the scope of its investigations of the Company and for the manner in which such investigations have been conducted, and has, as of the date hereof, examined the Company to the full satisfaction of HH ENZ; and (ii) the purchase price for the Shares represents a negotiated price between sophisticated parties. HH ENZ further acknowledges that Cavello has access to (and may be or is in possession of) information about the Company and the value of the Shares (which may include material, non-public information) that may be or is material and superior to the information available to HH ENZ and that HH ENZ does not have access to such information. HH ENZ acknowledges and agrees that, except for the representations, warranties, covenants and agreements expressly set forth in this Agreement (subject to the terms and conditions hereof), neither Cavello nor the Company will have any liability arising from the transactions contemplated by this Agreement, including any liability under any securities or other laws, rules and regulations, and HH ENZ expressly waives and releases Cavello, the Company and their respective directors, officers and affiliates from any and all such liabilities, other than in the case of fraud under Applicable Law.
(h)    Reliance. HH ENZ acknowledges that Cavello is relying on the representations, warranties, agreements and acknowledgments of HH ENZ set forth in this Agreement in engaging in the Transaction, and would not engage in such Transaction in the absence of such representations, warranties, agreements and acknowledgements.
ARTICLE IV
OTHER AGREEMENTS OF THE PARTIES
4.1    Confidentiality. No party shall disclose the provisions of this Agreement or the discussions and negotiations in respect of this Agreement or the Transaction, except that the parties may make public disclosures (a) with the prior written consent of the other parties, (b) to a party’s managers, directors, officers, employees, agents, investors, financing sources and other representatives who are instructed to comply with the terms of this Section 4.1; provided that such party will be responsible for a breach of this Agreement by its representatives, or (c) as required by Applicable Law, the rules and regulations of the

SEC or any stock or securities exchange or any Governmental Authority; provided that any party subject to such requirement shall, to the extent reasonably practicable and not prohibited by such Applicable Law, the rules and regulations of the SEC or any stock or securities exchange or any Governmental Authority, provide the other parties hereto with prompt written notice of such disclosure in order to give such other parties an opportunity to comment on any proposed disclosure (which comment shall be considered by the applicable party in good faith). Each party may repeat public disclosure regarding this Agreement and the Transaction that is consistent with public disclosure previously reviewed or approved by the other parties pursuant to this Section 4.1.
4.2    Efforts to Consummate. Cavello and HH ENZ shall use their reasonable best efforts to take, or cause to be taken, all appropriate action, to do, or cause to be done, all things reasonably necessary, proper or advisable under Applicable Law, and to execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and make effective the transactions contemplated by this Agreement as promptly as possible (including, without limitation, the satisfaction of applicable conditions set forth in Section 2.4). In furtherance of the foregoing, each party hereto shall, as promptly as possible, use its reasonable best efforts to file or obtain, or cause to be filed or obtained, all notices, consents and approvals with or from all Governmental Authorities that may be or become necessary to complete the Transaction. Each party shall cooperate fully with the other parties and their respective affiliates to promptly file all such notices and seek prompt receipt of all such consents and approvals. No party shall willfully take any action that would reasonably be expected to delay, impair or impede the filing of any required notice or the receipt of any required consents and approvals.
4.3    Existing Agreements.
(a)    Cavello and HH ENZ hereby waive the applicability of any provision of the Company’s Shareholders Agreement, dated as of December 11, 2018 (the “Shareholders Agreement”), to the Transaction. Furthermore, Cavello and HH ENZ agree, and by a separate letter agreement dated as of the date hereof the Company and Allianz SE have agreed, that, effective as of the Closing, HH ENZ and its affiliates shall have no further rights or obligations under such Shareholders Agreement, except that the obligations of HH ENZ under Section 5.1, Section 9.5 and Article 10 of such Shareholders Agreement shall continue in accordance with their terms. Between the date hereof and the Closing, at the request of Cavello, HH ENZ shall, and shall cause its designee on the Board of Directors of the Company to, approve, vote in favor of or otherwise consent to any action to be taken by the Company that is approved by Cavello and Allianz SE or their designees on the Board of Directors of the Company that (x) would not adversely impact the net book value of the Company reflected on the Final Balance Sheet or otherwise create any additional liability or obligation of HH ENZ and (y) does not relate to the preparation of the Final Balance Sheet.
(b)    Effective as of the Closing, Cavello hereby assumes the remaining obligations of HH ENZ under Sections 1.2 and 2.1(ii) of that certain Subscription Agreement, dated as of December 11, 2018, between the Company and HH ENZ.
4.4    Release. Effective as of the Closing, HH ENZ, on behalf of itself and its partners, members, stockholders and affiliates, hereby release, acquit and forever discharge, to the fullest extent permitted by Law, Cavello, the Company and each of their respective past or present officers, directors and shareholders in their capacities as officers, directors and shareholders of Cavello or the Company of, from and against any and all actions, causes of action, claims, demands, damages, judgments, debts, dues and suits of every kind, nature and description whatsoever, which such releasing party ever had, now has or may have by reason of HH ENZ or its affiliates being or having been a record or beneficial shareholder of the Company with respect to any matter, cause or thing whatsoever occurring prior to and including the Closing Date, and shall not assert any such claim against any of such released parties. Notwithstanding the foregoing, HH ENZ retains and does not release their rights and interests under the terms and conditions of this Agreement or claims for fraud under Applicable Law that are not waived or released pursuant to Section 3.2(g) of this Agreement.
4.5    Fees and Expenses. Whether or not either Closing occurs, each party will pay its own fees, costs and expenses of its advisers, counsel, accountants and other experts, if any, and all other costs and expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement and the Transaction.
ARTICLE V
TERMINATION
5.1    Automatic Termination. Notwithstanding anything herein to the contrary, this Agreement shall automatically terminate at any time at or prior to the Closing if (a) a Law shall have been enacted or promulgated, or if any action shall have been taken by any Governmental Authority of competent jurisdiction, that permanently restrains, permanently precludes, permanently enjoins or otherwise permanently prohibits the consummation of the Transaction or makes the Transaction illegal, and such action shall have become final and non-appealable, or (b) the Closing has not occurred on or prior to 4:00 p.m. Eastern Time on December 31, 2021.
5.2    Effect of Termination. In the event of the termination of this Agreement as provided in this Article V, there shall be no liability on the part of any party; provided that nothing herein shall relieve any party from any liability or obligation with respect to any willful breach of this Agreement.
ARTICLE VI
MISCELLANEOUS
6.1    Entire Agreement. This Agreement and the documents referred to herein, together with the exhibits hereto, contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into this Agreement and such documents and exhibits.
6.2    No Other Representations. Except for the representations and warranties expressly contained in this Agreement, none of the parties hereto has made or makes any other express or implied representation or warranty with respect to the Transaction contemplated hereby. Each party acknowledges and agrees that (a) in making its decision to enter into this Agreement and to consummate the Transaction contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the other parties hereto set forth in this Agreement, and (b) none of other parties hereto has made any representation or warranty with respect to the Transaction contemplated hereby, except as expressly set forth in this Agreement.
6.3    Notices. All notices and other communications provided for hereunder shall be made in writing by hand-delivery, facsimile, e-mail or air courier guaranteeing overnight delivery:
if to Cavello, to:

c/o Enstar Group Limited
Windsor Place, 3rd Floor, 22 Queen Street
Hamilton HM11
Bermuda
Attention: Paul O’Shea
Email: Paul.OShea@enstargroup.com

with a copy (which shall not constitute notice) to:
Hogan Lovells US LLP
1735 Market Street, Suite 2300
Philadelphia, PA 19103-6996
United States
Attention: Robert C. Juelke
Email: bob.juelke@hoganlovells.com
if to HH ENZ, to:

c/o Hillhouse Capital
Suite 2202
22nd Floor
Two International Finance Centre
8 Finance Street
Central
Hong Kong
Attention: Adam Hornung (General Counsel)
Email: AHornung@hillhousecap.com

with a copy (which shall not constitute notice) to:

Debevoise & Plimpton LLP
919 Third Avenue
New York, NY 10022
United States
Attention: Andrew L. Bab; Edward D. Dutton
Email: albab@debevoise.com; eddutton@debevoise.com

6.4    Amendments; Waivers. No provision of this Agreement may be waived, modified, supplemented or amended except in a written instrument signed, in the case of an amendment, by Cavello and HH ENZ or, in the case of a waiver, by the party against whom enforcement of any such waiver is sought. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right.
6.5    Headings. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party. All references in this Agreement to Sections or Exhibits, unless otherwise expressed or indicated are to the Sections or Exhibits of or to this Agreement.
6.6    Successors and Assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder is binding upon and inures to the benefit of any parties other than the parties hereto and their respective successors and permitted assigns, and there are no third-party beneficiaries of this Agreement. No party will assign this Agreement (or any portion hereof, or any rights or obligations hereunder) without the prior written consent of the other parties hereto.
6.7    Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the Island of Bermuda, without regard to the principles of conflicts of law thereof that would require the application of the Laws of any other jurisdiction. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) shall be commenced exclusively in the courts sitting in the Island of Bermuda. Each party hereby irrevocably submits to the exclusive jurisdiction of such courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is an improper or inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under Section 6.3 of this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by Law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.
6.8    Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other parties, it being understood that all parties need not sign the same counterpart. In the event that any signature is delivered by facsimile or email transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or email signature page were an original thereof.
6.9    Severability. If any provision of this Agreement is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision that is a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Agreement.
6.10    Further Assurances. Each party shall execute and deliver such additional instruments, documents and other writings as may be reasonably requested by any other party, before or after the Closing, in order to confirm and carry out and to effectuate fully the intent and purposes of this Agreement.
6.11    No Survival. The representations and warranties of the parties contained in this Agreement and in any certificate or instrument delivered pursuant to this Agreement shall terminate and be of no further force or effect at the Closing (and no party shall have any liability thereunder at or after the Closing), except that the representations and warranties in Sections 3.1(g), 3.2(c) and 3.2(g) shall survive indefinitely.
(Signature Pages Follow)

IN WITNESS WHEREOF, the parties hereto have caused this Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

CAVELLO BAY REINSURANCE LIMITED
By: /s/ Paul C. Bohus
Name:    Paul C. Bohus
Title:    Director

HH ENZ HOLDINGS, LTD.
By: /s/ Colm O’Connell
Name:    Colm O’Connell
Title:    Director